Exhibit 10.1

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into on August 1, 2016 (the “Effective Date”), is made by and between Richard Danforth (“Executive”) and LRAD Corporation, a Delaware corporation (together with any of its subsidiaries and affiliates as may employ Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.	The Company and the Executive desire to enter into this Agreement pertaining to the employment of the Executive by the Company.

B.

The Company desires to employ Executive as Chief Executive Officer of the Company, and Executive desires to accept employment with the Company, on the terms and conditions set forth below, effective as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions. Capitalized terms used herein shall have the meanings provided in Exhibit A.

2.	Employment.

(a)           In General.  The Company shall employ Executive and Executive shall enter the employment of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided. The terms and conditions herein provided supersede in their entirety any contradictory terms and conditions in any employee manual, plan, policy, program or other arrangement maintained by the Company. To the extent a term or condition is not detailed herein, the employee manuals, plans, policies, programs or other arrangements maintained by the Company shall govern.

(b)           Term of Employment.  The term of employment under this Agreement shall commence on August 1, 2016 (the “Start Date”) and continue until terminated in accordance with Section 4 (the “Term”).

(c)           Position and Duties.  During the Term, Executive: (i) shall serve as Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Chairman of the Board of the Company; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries, provided that Executive may (A) serve on civic, charitable, industry or professional association boards or committees, subject to the Board’s prior written consent in the case of any such board or committee that relates directly or indirectly to the business of the Company and (B) manage his personal investments, so long as none of such activities meaningfully interferes with the performance of Executive’s duties and responsibilities hereunder, or involves a conflict of interest with Executive’s duties or responsibilities hereunder or a breach of the covenants contained in Section 7; and (iii) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time, which have been or are made available to Executive.

 3.             Compensation.

(a)           Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of $325,000 per annum, which shall be paid in accordance with the payroll practices of the Company, subject to review and increase (but not decrease) by the Compensation Committee of the Board (the “Committee”) in its reasonable discretion (the “Annual Base Salary”).

(b)           Annual Cash Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus based upon Executive’s level of performance and the overall success of the Company (the “Annual Cash Bonus”). The decision to provide any Annual Cash Bonus and the amount and terms of any Annual Cash Bonus shall be in the reasonable discretion of the Committee. Executive shall be eligible to receive a base target Annual Cash Bonus equal to 75% of Executive’s then current Annual Base Salary and a maximum target Annual Cash Bonus equal to 150% of Executive’s then current Annual Base Salary based on achievement of the performance objectives established on an annual basis by the Committee. Unless otherwise agreed by Executive in writing, any Annual Cash Bonus that is earned shall be paid in a lump sum cash payment within one hundred twenty (120) days following the end of the fiscal year to which it relates, concurrent with payment of annual cash bonuses to other senior executive officers of the Company and within the time period specified in Treasury Regulation 1.409A-1(b)(4), except as otherwise provided in Sections 5(b) and 6(a) below.

(c)            Signing Bonus. In addition to the Annual Base Salary and Annual Cash Bonus, Executive shall receive a one-time signing bonus in the amount of $150,000 (“Signing Bonus”), to be paid on the next regular payday after the Start Date. The Signing Bonus is wages, is treated as such, and is subject to customary tax and other withholdings. Should Executive choose to terminate his employment with the Company for any reason other than Good Reason (but excluding termination due to Executive’s death or Disability) or should Executive’s employment with the Company be terminated for Cause within twelve (12) months following the Start Date, Executive agrees to reimburse the Company an amount equal to the cash payment actually received by Executive, after tax and other withholdings in accordance with the Company’s standard practices, within ten (10) days following the applicable Date of Termination.

(d)           Hiring Grants. As an inducement to enter into this Agreement and to provide the services hereunder, subject to approval of the Committee, Executive will be granted on the Start Date: (i) an option to purchase 375,000 shares of the Company’s common stock, vesting over a three year period measured from the Start Date, with 33% vesting on the one year anniversary of the Start Date and the remainder vesting quarterly thereafter (the “Time-Based Options”) and (ii) an option to purchase 750,000 shares of the Company’s common stock, vesting based upon achievement of the performance criteria set forth on Exhibit B hereto (the “Performance-Based Options” and, together with the Time-Based Options, the “Options”). The Options granted under this Section 3(d) shall be granted pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”), with an exercise price per share equal to the fair market value per share of the Company’s common stock as required by the Plan, shall expire on the seventh anniversary of the grant date, shall be granted as “incentive stock options” within the meaning of Section 422 of the Code, to the maximum extent permitted by the Code and shall be subject to the terms of the Plan and the award agreement approved by the Board thereunder.

(e)           Other Benefits and Perquisites. Executive shall be eligible to participate in such other non-duplicative employee benefits and perquisites in accordance with their terms as the Company may have in effect from time to time for its senior executive officers.

(f)            Health, Welfare and Retirement Plans; Vacation. To the extent Executive meets the eligibility requirements for such arrangements, plans or programs, Executive shall be entitled to: (i) participate in such health (medical, hospital and/or dental) insurance (“Medical and Health Benefits”), retirement, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Company for its senior executive officers; (ii) participate in other non-duplicative benefit programs which the Company may from time to time offer generally to senior executive officers of the Company; and (iii) take vacations and personal time in accordance with the Company’s Paid Time Off (“PTO”) policy, except that Executive will accrue 120 hours of PTO per year; provided however, that the total amount of PTO that Executive may have accrued during any one year shall be capped at 200 hours, with any hours in excess of 200 paid out in the first pay period of December of each year during the Term. In the event of short-term illness, Executive will be provided time to convalesce at home and will be paid Executive’s regular salary for this time. Sick time is not accrued but rather is taken as needed.

(g)          Modifications. For the sake of clarity, the Company may modify its health, welfare, retirement and other benefit plans and vacation and sick leave policies from time to time and Executive’s rights under these plans are subject to change in the event of any such modifications, provided that he will receive the benefits generally provided to other senior executive officers of the Company.

(h)           Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4.             Termination.

(a)           Basis for Termination. Executive’s employment hereunder is “at-will” and may be terminated by the Company or Executive, as applicable, without any breach of this Agreement upon the death or Disability of Executive, with or without Cause, and with or without Good Reason. Executive’s “at-will” status cannot be modified by oral agreement; any modification to this Agreement must be in writing and approved by the Board and Executive.

(b)           Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than a termination by reason of Executive’s death) shall be communicated by a written notice to the other party hereto: (i) indicating in reasonable detail the basis for the termination, and (ii) specifying a Date of Termination which, if submitted by Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion, subject to Executive’s right to resign for Good Reason in accordance with Section 5(b) and 6(b), as applicable. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive hereunder or preclude the Company or Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights hereunder.

5.              Company Obligations upon Termination of Employment.

(a)            In General.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(h), and (iii) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(e) or 3(f) (including accrued PTO), which amounts shall be payable in accordance with the terms and conditions of any such incentive compensation plans, employee benefit plans, programs, arrangements, or applicable law. Except as otherwise set forth in Section 5(b) or 6(a) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)           Severance Payment.

(i)     In the event Executive’s employment shall be terminated by the Company without Cause or by Executive for Good Reason, then, in addition to the payments and benefits described in Section 5(a) above, (A) the Company shall, during the Severance Period, pay to Executive in equal installments, an amount equal to 12 months of Executive’s Annual Base Salary in effect at the Date of Termination, ignoring any reduction in Annual Base Salary which forms the basis of Executive’s termination for Good Reason, if applicable (the “Severance Payment”); and (B) the Company shall pay to Executive a pro-rata share of the Annual Cash Bonus to which Executive would have become entitled had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs (i.e., calculated based on the extent to which the Company performance goals for such Annual Cash Bonus have been achieved for such fiscal year), paid in a lump sum no later than one hundred twenty (120) days following the end of the fiscal year in which Executive’s termination occurs and in any event concurrent with payment of annual cash bonuses to other senior executive officers of the Company; (C) if the Date of Termination occurs in fiscal year 2019 or later, the Performance-Based Options that are outstanding and unvested as of immediately prior to the Date of Termination, if any, shall accelerate vesting and exercisability based on the extent to which the free cash flow margin and revenue goals specified in Exhibit B are achieved for the fiscal year in which the Date of Termination occurs, pro rated based on the period of time Executive was employed during such fiscal year prior to the Date of Termination (the “Performance Acceleration”) and (D) for a period of 12 months following the Date of Termination, the Company shall continue to provide, at the Company’s expense, or pay the cost of Medical and Health benefits to Executive and/or Executive’s family. If Executive becomes reemployed with another employer during such period and is eligible to receive employee medical and health benefits under another employer provided plan, the Company shall not be obligated to continue to provide the Medical and Health benefits, to the extent that reasonably similar medical and health benefits are available to Executive pursuant to such employer-provided plan. The Company may satisfy its obligations under this Section 5(b)(i), by paying the applicable premiums for continuation coverage pursuant to COBRA for Executive and/or his family, for as long as such COBRA coverage is available under the law, but not to exceed the Severance Period. The Performance-Based Options shall remain outstanding after the Date of Termination as necessary to give effect to the potential vesting acceleration described in (C) above and, to the extent that any such vesting acceleration occurs, Performance-Based Options shall remain exercisable until at least the earlier of (1) the date three (3) months from the date of Performance Acceleration and (2) the date on which the Performance-Based Options would have expired by their original terms (disregarding any early termination due to Executive’s separation from service).

(ii)     The Severance Payment shall be in lieu of notice or any other severance benefits to which Executive might otherwise be entitled. Notwithstanding anything herein to the contrary, (A) no portion of the Severance Payment shall be paid unless, on or prior to the 30th day following the Date of Termination, Executive timely executes a general waiver and release of claims agreement substantially in the form attached hereto as Exhibit C (the “Release”), which Release shall not have been revoked by Executive prior to the expiration of the period (if any) during which any portion of such Release is revocable under applicable law, and (B) as of the first date on which Executive violates any covenant contained in Section 7, any remaining unpaid portion of the Severance Payment shall thereupon be forfeited. Subject to the provisions of Section 9, the Severance Payment shall be paid in equal installments during the Severance Period in accordance with the Company’s normal payroll practices in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring on or after the 30th day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date. In no event shall any Severance Payment be made prior to the 30th day following the Date of Termination. For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), Executive’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(c)           The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.             Change of Control.

(a)          Termination in the Event of a Change of Control. If, during the 15 month period beginning three months prior to a Change of Control and ending 12 months after such Change of Control, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then the Company shall pay or provide the benefits set forth in Section 5(a) and subsections (i), (ii), and (iii) below, in lieu of any amounts payable to Executive pursuant to Section 5(b), and any amounts previously paid to Executive pursuant to Section 5(b) shall be deemed to have been paid under this Section 6.

(i)     The Company shall pay to Executive in a lump sum in cash, within thirty days after the Date of Termination, the aggregate of the following amounts: (1) two times the sum of (A) Executive’s Annual Base Salary in effect on the Date of Termination plus (B) the base target Annual Cash Bonus for the fiscal year in which the Date of Termination occurs plus (2) a pro rata portion of the base target Annual Cash Bonus for the fiscal year in which the Date of Termination occurs. For purposes of the benefits set forth in this subsection 6(a)(i), amounts calculated by reference to Executive’s Annual Base Salary shall ignore any reduction in Annual Base Salary which forms the basis of Executive’s termination for Good Reason, if applicable, and, if the Date of Termination occurs following the Change of Control, shall use the higher of Executive’s Annual Base Salary in effect immediately prior to the Change of Control or immediately prior to the Date of Termination.

(ii)     For a period of eighteen months following the Date of Termination, the Company shall continue to provide, at the Company’s expense, or pay the cost of all employee Medical and Health Benefits to Executive and/or Executive’s family. If Executive becomes reemployed with another employer during such period and is eligible to receive employee medical and health benefits under another employer provided plan, the Company shall not be obligated to continue to provide the Medical and Health benefits to the extent that new employer’s plan provides reasonably similar medical and health benefits. If applicable, the Company may satisfy its obligations under this Section 6(a)(ii), in part, by paying the applicable premiums for continuation coverage pursuant to COBRA for Executive and/or his family, for as long as such COBRA coverage is available under the law; provided however, that if any COBRA coverage cannot be extended the full eighteen months required by this Section 6(a)(ii), the Company shall pay for reasonably similar medical and health benefits during the period beginning when COBRA coverage ceases and the end of the eighteen month period as set forth in this Section 6(a)(ii).

(iii)     As of the Date of Termination, the Time-Based Options that are outstanding and unvested as of immediately prior to the Date of Termination shall become fully vested and exercisable in full, except that if the Date of Termination is prior to the one-year anniversary of the Start Date, the Time-Based Options that are outstanding and unvested as of immediately prior to the Date of Termination shall accelerate vesting and exercisability as to the number of shares that were scheduled to vest on the one-year anniversary of the Start Date, pro rated for the period of time Executive was employed during such one-year period prior to the Date of Termination. In addition, as of the Date of Termination, 375,000 shares subject to the Performance-Based Options shall become fully vested and exercisable and, if the Date of Termination occurs in fiscal year 2019 or later, then Executive shall also receive the Performance Acceleration, if applicable. All other equity compensation awards held by Executive shall vest on the Date of Termination to the extent that the resolutions granting such awards provide that such awards shall vest pursuant to this Section 6(a)(iii) upon a Change of Control or as otherwise provided under the Plan or in the terms of such awards. All Options that are outstanding as of immediately prior to the Date of Termination (including those accelerated pursuant to this Section 6(a)(iii)) shall remain exercisable until the earlier of: (1) one year anniversary of the Date of Termination; or (2) the date on which the Option would have expired by its original terms (disregarding any early termination due to Executive’s separation from service). To the extent necessary to give effect to this Section 6(a)(iii), if the Date of Termination occurs prior to a Change of Control, all of the Options that Executive holds as of immediately prior to the Date of Termination shall remain outstanding after the Date of Termination at least until the earlier of (x) three months after the Date of Termination, (y) the effective date of the Change of Control and (z) the date on which the Option would have expired by its original terms (disregarding any early termination due to Executive’s separation from service).

(b)           Limitation on Change of Control Payments and Benefits. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with the Agreement, together with any other payments or benefits which Executive has the right to receive from the Company or any entity which is a member of an “affiliated group” (as defined in section 1504(a) of the Code without regard to section 1504(b) of the Code) of which the Company is a member constitute an “excess parachute payment” (as defined in section 280G(b) of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall either be (i) delivered in full, or (ii) delivered as to such lesser extent necessary to prevent any portion of such payments or benefits from becoming nondeductible by the Company pursuant to section 280G of the Code or subject to the excise tax imposed under section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, the determination as to whether any such decrease in the payments or benefits to be made or provided in connection with this Agreement is necessary must be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”), and such determination will be conclusive and binding upon Executive and the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Executive will have the right to review and comment on any calculations prepared by the Accounting Firm and the Accounting Firm will make its determination with input from Executive (or his counsel) and provide its calculations, together with detailed supporting documentation, to the Company and Executive no later than thirty (30) calendar days after the date on which Executive’s right to a parachute payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. In addition, if and to the extent such right would not cause any payment or benefit to be subject to any adverse tax consequences under section 409A of the Code (including as a result of any “substitution” within the meaning of Treas. Reg. §1.409A-3(f)), Executive will have the right to designate the particular payments or benefits that are to be reduced or eliminated.

(c)           Treatment of Unvested Stock in Stock Acquisition. For avoidance of doubt, in the event Executive is terminated in connection with a Change of Control transaction in which the Company’s stock is acquired for cash or cash equivalents, Executive shall have the same right to participate in the Change of Control transaction with respect to any unvested shares held by Executive as the Company’s stockholders have generally with respect to shares of stock that are not subject to vesting.

7.             Restrictive Covenants. In consideration of Executive’s employment or continued employment with the Company and the Severance Payment, Executive agrees to comply with the following restrictive covenants:

(a)           Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any equity interest in, or manage, assist or operate any person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (i) relating to the design, manufacture, marketing, sale or distribution of directed or omnidirectional sound technologies and products that competes with the business of the Company or (ii) that the Company or any of its Affiliates has taken steps toward engaging in or acquiring. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than 3% of the outstanding interest in such business.

(b)           Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other entity, (i) recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the 12-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company.

(c)           The provisions contained in Sections 7(a) and 7(b) may be altered and/or waived to be made less restrictive on Executive only with the prior written consent of the Board.

(d)           Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Section 7(f), Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(e)           Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(f)            Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company (if lawfully permitted to do so) the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Executive may also disclose Proprietary Information if: (i) in the reasonable written opinion of counsel for Executive furnished to the Company, such information is required to be disclosed for Executive not to be in violation of any applicable law or regulation or (ii) Executive is required to disclose such information in connection with the enforcement of any rights under this Agreement or any other agreements between Executive and the Company.

(g)           Executive agrees not to disparage the Company, any of its products or practices, or any of its directors or executive officers, either orally or in writing, at any time; provided that Executive may confer in confidence with Executive’s legal representatives, make truthful statements to any government agency in sworn testimony, or make truthful statements as otherwise required by law. The Company agrees that, upon the termination of Executive’s employment hereunder, it shall advise its directors and executive officers not to disparage Executive, either orally or in writing, at any time; provided that they may confer in confidence with the Company’s and their legal representatives and make truthful statements as required by law.

(h)           Prior to accepting other employment or any other service relationship during the Restricted Period, Executive shall provide a copy of this Section 7 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or person with which Executive discusses potential employment or any other service relationship.

(i)            In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8.             Injunctive Relief.  Executive recognizes and acknowledges that a breach of the covenants contained in Section 7 may cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

9.              Section 409A.

(a)           General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions and any ambiguities herein shall be interpreted accordingly. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable to Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b)           Separation from Service under Section 409A; Section 409A Compliance. Notwithstanding anything herein to the contrary:  (i) no termination or other similar payments and benefits hereunder shall be payable unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10.           Assignment and Successors.  The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. This Agreement shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change of Control occurs. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.           Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States.

12.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.           Entire Agreement.  This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

14.           Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

15.           Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

If to Executive, at the address set forth on the signature page hereto.

If to the Company: LRAD Corporation 16990 Goldentop Road Suite A San Diego, California 92127 Attn: Chairman of the Board Facsimile: (858) 676-1080	with a copy to: Durham Jones & Pinegar, P.C. 192 East 200 North, Third Floor St. George, Utah 84770 Attn: Joshua E. Little Facsimile: (435) 628-1610

16.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.           No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.           Construction.  This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.           Arbitration.  Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in San Diego, California in accordance with the rules and procedures of JAMS, by a neutral arbitrator who is mutually agreeable to the parties hereto, or appointed by JAMS if the parties cannot agree. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7, and Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. The arbitrator shall be entitled to award any relief available in a court of law. Each party shall bear its own costs and attorneys’ fees in connection with arbitration; provided that the parties shall bear equally the cost of the arbitrator and JAMS’ administrative fees.

20.           Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.           Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.           Absence of Conflicts; Executive Acknowledgement.  Executive hereby represents that from and after the Start Date the performance of Executive’s duties hereunder will not breach any other agreement to which Executive is a party. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

23.           Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY	EXECUTIVE

LRAD Corporation
/s/ Richard Danforth
Richard Danforth
By: /s/ John G. Coburn	Address:
Name: General John G. Coburn
Title: Chairman	Facsimile:

Exhibit 10.1

EXHIBIT A

Definitions

(a)     “Accounting Firm” has the meaning set forth in Section 6(b).

(b)     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(c)     “Agreement” has the meaning set forth in the preamble hereto.

(d)     “Annual Base Salary” has the meaning set forth in Section 3(a).

(e)     “Annual Cash Bonus” has the meaning set forth in Section 3(b).

(f)     “Board” means the Board of Directors of the Company or any successor body.

(g)     The Company shall have “Cause” to terminate Executive’s employment hereunder upon:  (i) Executive’s willful failure to substantially perform the material duties set forth herein (other than any such failure resulting from Executive’s Disability); (ii) Executive’s willful failure to carry out, or comply with, in any material respect, any lawful directive of the Board; (iii) Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities hereunder; (v) Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) Executive’s material breach of this Agreement or other written agreements Executive has entered into with the Company; and which, in the case of clauses (i), (ii) and (vi), continues beyond 20 days after the Company has provided Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by Executive).

(h)     “Change of Control” means: (i) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d–3 promulgated under the Exchange Act) of 50% or more of the stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of the Company (irrespective of whether at the time stock of any class or classes of the Company shall have or might have voting power by reason of the happening of any contingency); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a subsidiary of the Company; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) the consummation of a merger or consolidation involving the Company if the stockholders owning the capital and profits (“ownership interests”) of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power or ownership interests of the Company, or the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power or ownership interests outstanding immediately before such merger or consolidation,;(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company and (iv) the dissolution or the complete or partial liquidation of the Company. In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A.

(i)     “Code” means the Internal Revenue Code of 1986, as amended.

(j)     “Committee” has the meaning set forth in Section 3(a).

(k)     “Company” has the meaning set forth in the preamble hereto.

(l)     “Date of Termination” means (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated for any other reason, the date indicated in the Notice of Termination (or the date specified by the Company pursuant to Section 4(b) in connection with a termination by Executive).

(m)     “Disability” means any medically determinable physical or mental impairment that renders Executive physically or mentally unable regularly to perform his duties hereunder for a period in excess of 120 consecutive days or more than 180 days in any consecutive 12 month period, as determined by a physician jointly selected by the Company and Executive.

(n)     “Effective Date” has the meaning set forth in the preamble hereto.

(o)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)     “Executive” has the meaning set forth in the preamble hereto.

(q)     “First Payment Date” has the meaning set forth in Section 5(b)(ii).

(r)     “Free Cash Flow” means operating cash flow less capital expenditures, each as reported in the Company’s financial statements for any applicable period.

(s)     “Installment Payments” has the meaning set forth in Section 5(b)(ii).

(t)     Executive shall have “Good Reason” to terminate Executive’s employment hereunder after the occurrence of one or more of the following conditions without Executive’s written consent:  (i) a material diminution in Executive’s authority, duties, or responsibilities; (ii) a material diminution in Executive’s Annual Base Salary; ; or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company; and which, in the case of any of the foregoing, continues beyond 30 days after Executive has provided the Company written notice that Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within 90 days after the initial existence of such condition, and Executive resigns from employment effective within the six months following the initial existence of such condition.

(u)     “Medical and Health Benefits” has the meaning set forth in Section 3(f).

(v)     “Net Revenues” means “Total revenues” as reported in the Company’s Statement of Operations for any applicable period.

(w)     “Notice of Termination” has the meaning set forth in Section 4(b).

(x)      “Options” has the meaning set forth in Section 3(d).

(y)      “Performance Acceleration” has the meaning set forth in Section 5(b).

(z)      “Performance-Based Options” has the meaning set forth in Section 3(d).

(aa)    “Person” means any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(bb)   “Plan” has the meaning set forth in Section 3(d).

(cc)    “Proprietary Information” has the meaning set forth in Section 7(d).

(dd)   “PTO” has the meaning set forth in Section 3(f).

(ee)    “Release” has the meaning set forth in Section 5(b)(ii).

(ff)     “Restricted Period” means the period from the Start Date through the end of the Severance Period.

(gg)    “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(hh)   “Severance Payment” has the meaning set forth in Section 5(b)(i).

(ii)      “Severance Period” means if Executive’s employment shall be terminated by the Company without Cause or by Executive for Good Reason, the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination.

(jj)      “Signing Bonus” has the meaning set forth in Section 3(c).

(kk)    “Start Date” has the meaning set forth in Section 2(b).

(ll)      “Term” has the meaning set forth in Section 2(b).

(mm)  “Time-Based Options” has the meaning set forth in Section 3(d).

Exhibit 10.1

EXHIBIT B

Performance-Based Options Award Vesting Criteria

Vesting of the Performance-Based Options granted pursuant to Section 3(d)(ii) shall be tied to achievement of certain long-term financial goals as follows, subject to acceleration as set forth in the Agreement:

If (a) Executive is employed on the vesting date on September 30, 2019 (the “2019 Vesting Date”) and (b) the Company maintains a [***]% Free Cash Flow margin for Fiscal Year 2019 (Free Cash Flow divided by Net Revenues) (the “FY 2019 FCF Goal”) while achieving the following Net Revenues targets for Fiscal Year 2019 (the “FY 2019 Revenue Goals”), then effective as of the 2019 Vesting Date, but subject to certification by the Committee that the Company achieved the specified performance criteria (which certification shall occur no later than the date that the Company shall have filed its Annual Report on Form 10-K for its fiscal year ending September 30, 2019), the Performance-Based Options shall become vested and exercisable with respect to the number of shares in the following table corresponding to the Company’s fiscal year 2019 Net Revenues:

Fiscal Year 2019 Net Revenues	Shares Vesting
$[***]	93,750
$[***]	187,500
$[***]	281,250
$[***]	375,000

If (a) Executive is employed on the vesting date on September 30, 2020 (the “2020 Vesting Date”), (b) the Company has met the FY 2019 FCF Goal and one of the FY 2019 Revenue Goals, (c) the Company maintains a [***]% Free Cash Flow margin for Fiscal Year 2020 (Free Cash Flow divided by Net Revenues) while achieving the following Net Revenues targets for Fiscal Year 2020 (which are [***]% of the FY 2019 Revenue Goals), then effective as of the 2020 Vesting Date, but subject to certification by Committee that the Company achieved the specified performance criteria (which certification shall occur no later than the date that the Company shall have filed its Annual Report on Form 10-K for its fiscal year ending September 30, 2020), the Performance-Based Options shall become vested and exercisable with respect to the number of shares in the following table corresponding to the Company’s fiscal year 2020 Net Revenues:

Fiscal Year 2020 Net Revenues	Shares Vesting
$[***]	93,750
$[***]	187,500
$[***]	281,250
$[***]	375,000

Financial performance and achievement of financial performance criteria will be determined based upon the audited financial statements for the Company for the respective periods.

CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit 10.1

EXHIBIT C

Form of Release

____________________ (the “Executive”) agrees for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue LRAD Corporation, a Delaware corporation (the “Company”), and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release (the “Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) Executive’s employment with the Company or its subsidiaries or the termination thereof or (b) Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension or welfare benefit plans in which Executive is a participant by virtue of his employment with the Company or its subsidiaries, (ii) any rights of indemnification Executive may have under any written agreement between Executive and the Company (or its affiliates), the Company’s Articles of Incorporation, its Bylaws, any applicable statute or common law, or pursuant to any applicable insurance policy, (iii) unemployment compensation, (iv) contractual rights to vested equity awards, (v) COBRA benefits and (vii) any rights that may not be waived as a matter of law.

Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that he has been given a period of 21 days to review and consider this Release. Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so. Executive further warrants that he understands that, with respect to the release of age discrimination claims only, he has a period of seven days after executing on the second signature line below to revoke the release of age discrimination claims by notice in writing to the Company.

Executive is hereby advised to consult with an attorney prior to executing this Release. By his signature below, Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.

ACKNOWLEDGEMENT (AS TO ALL CLAIMS
OTHER THAN AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (other than as it relates to age discrimination claims) by his signature below.

[Employee]	Date

ACKNOWLEDGEMENT (AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (as it relates to age discrimination claims) by his signature below.

[Employee]	Date